Exhibit 5.1

Our reference JACKM/KTB/350750-25

20 January 2022

TC BioPharm (Holdings) plc (Company)

Maxim 1, 2 Parklands Way

Holytown

Motherwell

ML1 4WR

Scotland

United Kingdom

Dear Sir / Madam

We are lawyers qualified to practice law in Scotland. We have acted as Scottish counsel to the Company to provide this legal opinion in connection with the Company’s registration statement on Form F-1 (File number 333-260492), including all amendments or supplements thereto, filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (the “Registration Statement”), which relates to the registration, offering and sale of (a) ordinary shares of £0.01 par value each (“Ordinary Shares”) in the form of American Depositary Shares (“ADS”), issued by the Bank of New York Mellon at the rate of one Ordinary Share for each ADS; (b) warrants (“Warrants”), each Warrant to purchase Ordinary Shares, and (c) a representative warrant to purchase Ordinary Shares (the “Representative Warrant”); to be offered and sold by the Company pursuant to the terms an underwriting agreement among the Company and EF Hutton, a division of Benchmark Investments, LLC, as representative of the Several Underwriters (the “Underwriting Agreement”).

1	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1	The public records of the Company on file and available for online inspection at the Registrar of Companies in Scotland on 20 January 2022 including:

(a)	the Company’s original Memorandum and Articles of Association;

(b)	the Company’s Articles of Association adopted on 17 December 2021.

1.2	The Company’s Articles of Association which were conditionally adopted on 14 January 2022.

1.3	The minutes of the meeting of the board of directors of the Company held on 12 January 2022 (the “Board Resolutions”).

1.4	The resolutions of the shareholders of the Company passed at the shareholder meeting of the Company which took place on 14 January 2022 (“Shareholder Resolutions”).

1.5	A certificate from a Director of the Company dated 20 January 2022 (a conformed copy of which is annexed hereto (the “Director’s Certificate”)).

Addleshaw Goddard LLP, Cornerstone, 107 West Regent Street, Glasgow G2 2BA
Tel +44 (0)141 221 2300 Fax +44 (0)141 221 5800 DX GW120 Glasgow
www.addleshawgoddard.com

Addleshaw Goddard LLP is a limited liability partnership registered in England and Wales (with registered number OC318149) and is authorised and regulated by the Solicitors Regulation Authority (with authorisation number 440721) and the Law Society of Scotland. A list of members is open to inspection at our registered office, Milton Gate, 60 Chiswell Street, London EC1Y 4AG. The term partner refers to any individual who is a member of any Addleshaw Goddard entity or association or an employee or consultant with equivalent standing based on their experience and/or qualifications.

TC BioPharm (Holdings) plc	20 January 2022

1.6	The Registration Statement as initially filed with the Commission on October 26, 2021, as subsequently amended as indicated on the Edgar System of the Securities and Exchange Commission.

1.7	A draft of each of the Underwriting Agreement, the share certificate representing the Ordinary Shares, the warrant agent agreement relating to the Warrants (“Warrant Agreement”), the warrant certificate relating to the Warrants (“Warrant Certificate”), the Deposit Agreement (as defined in the Underwriting Agreement), and the Representative’s Warrant Agreement (as defined in the Underwriting Agreement).

2	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of all documentation that we have reviewed. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	That the final forms of the Underwriting Agreement, the Warrant Agreement, the Warrant Certificate, the Deposit Agreement, and the Representative Warrant as signed by the parties thereto will conform in all respects to the drafts thereof as filed with the Registration Statement.

2.3	All signatures, initials and seals are genuine.

2.4	The aggregate number of all Securities to be issued will not exceed 200,000,000 Ordinary Shares. At least the nominal value of £0.01 per share is paid to the Company on any subscription for Ordinary Shares.

2.5	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.6	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the 20 January 2022 is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.7	The Board Resolutions and the Shareholder Resolutions remain in full force and effect and have not been revoked.

2.8	There is nothing under any law (other than the law of the Scotland) which would or might affect the opinions hereinafter appearing.

Specifically, we have made no independent investigation of the laws of the USA.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1	The Company is a public company limited by shares and registered under the Companies Act 2006 (the “Act”) validly existing under the laws of Scotland, and possesses the capacity to sue and be sued in its own name.

3.2	The Company is (or will on satisfaction of any conditions in the Shareholder Resolutions be) authorised to issue the Ordinary Shares to be issued by the Company as registered on the Registration Statement for issuance in connection with the ADSs and underlying the Warrants and Representative Warrant (together the foregoing are referred to as the “Securities”).

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TC BioPharm (Holdings) plc	20 January 2022

3.3	The Securities have been (or will on satisfaction of any conditions in the Shareholder Resolutions be) duly authorised for issue by the shareholders of the Company, and when issued by the Directors of the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement, the Underwriting Agreement, the Deposit Agreement, the Warrant Agreement and the Representative Warrant, as applicable, and duly registered in the Company’s register of members (shareholders), such Securities will be validly authorised, issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Securities).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations of the Company may be subject to restrictions pursuant to any agreement to which it is party which has not been reviewed by us.

4.2	We make no comment with regard to any references to foreign law or statutes in the Registration Statement.

4.3	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of Scotland which are in force on the date of this opinion.

5	Consents

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/S/ Murray A Jack

Addleshaw Goddard LLP

Direct line	+44 (0)141 574 2371
Email	murray.jack@addleshawgoddard.com

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TC BioPharm (Holdings) plc	20 January 2022

Conformed Copy of Director’s Certificate referred to in foregoing letter from Addleshaw Goddard LLP dated 20 January 2022

To:	Addleshaw Goddard LLP (AG)
Cornerstone
107 West Regent Street
Glasgow
G2 2BA
20 January 2022

I, Martin Thorp, Director of TC BioPharm (Holdings) plc (SC713098) of Maxim 1, 2 Parklands Way, Holytown, Motherwell, Scotland, ML1 4WR (registered number SC713098) (the Company) HEREBY CERTIFY that:

1	attached hereto marked “A” is a true and correct copy of the Articles of Association of the Company, the certificate of incorporation of the Company, the certificate of incorporation on a change of name of the Company and the certificate of re-registration of the Company as a public limited company as currently in force;

2	attached hereto marked “B” is a true and correct copy of the resolutions duly passed at a general meeting of the Company duly convened and held on 14 January 2022; and

(a)	such resolutions have not been amended, revoked or rescinded and are in full force and effect; and

(b)	a quorum was present throughout the meeting;

3	attached hereto marked “C” are true and correct copies of the minutes of meetings of the Board duly convened and held on 12 January 2022; and:

(a)	the resolutions referred to in such minutes were duly passed and have not been amended, revoked or rescinded and are in full force and effect;

(b)	each of the directors of the Company having any interest in the Issue has duly disclosed his interest therein and was entitled to count in the quorum for such meetings and to vote on the resolutions proposed thereat and such minutes are a true and correct record of the proceedings described therein; and

(c)	a quorum was present throughout the meeting.

4	all material information has been disclosed by the Company to you for the purposes of your various opinions in connection with the proposed Nasdaq IPO.

Signed:

/s/ Martin Thorp

Martin Thorp

Director

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